EXHIBIT 11A

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                        CALCULATIONS OF PRIMARY EARNINGS
                            PER SHARE OF COMMON STOCK
                    (In thousands, except per share amounts)
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                                                         THREE MONTHS ENDED         SIX MONTHS ENDED
                                                       ----------------------     --------------------
                                                       JULY 2,       JUNE 30,     JULY 2,     JUNE 30,
                                                        1995           1996        1995          1996
                                                       -------       --------     -------     --------
                                                            (Unaudited)               (Unaudited)

Net earnings applicable to common
 shareholders...............................           $11,438         $7,205     $41,443      $24,566
                                                       =======         ======     =======      =======
Weighted average number of common
  shares outstanding........................            81,776         82,069      81,588       82,026
Add:


 Common shares issuable for exercise of
  warrants and options, net of shares
 assumed to have been acquired with
 proceeds therefrom.........................             1,279            380       1,617          428
                                                        ------          -----      ------       ------
Number of shares applicable to net
 earnings per share calculation.............            83,055         82,449      83,205       82,454
                                                       =======         ======      ======       ======
Primary earnings per share of common
 stock......................................           $   .14         $  .09     $   .50      $   .30

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